Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Third Quarter 2013 Financial Results

Menlo Park, Calif. –  October 22, 2013 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for the third quarter ended September 30, 2013.

Total revenue for the third quarter of 2013 totaled  $7.4 million, compared to $6.0 million for the second quarter of 2013. Third quarter revenue reflects the installation of six PacBio RS II systems, compared to three systems in the second quarter of 2013. The Company added five PacBio RS II instrument bookings during the third quarter and ended the quarter with nine instruments in backlog.

Gross profit for the third quarter of 2013 was  $1.2 million, resulting in a gross margin of 17%, compared to gross profit of $1.1 million and a gross margin of 18% for the second quarter of 2013.

Operating expenses totaled $21.2 million for the  third quarter of 2013, compared to $21.1 million for the second quarter of 2013. Operating expenses included $2.0 million of advisory and professional fees incurred in connection with the Company’s Development, Commercialization and License Agreement with Roche Diagnostics announced on September 25, 2013.  Operating expenses for the third quarter of 2013 also included  $2.2 million of non-cash stock-based compensation compared to $2.4 million of  non-cash stock-based compensation in the second quarter of 2013.

The net loss for the quarter was $20.5 million, the same as the net loss for the second quarter of 2013.

Cash and investments at September 30, 2013 totaled $126.9 million compared to $107.0 million at June 30,  2013.  The increase in cash and investments reported for the third quarter reflects an up-front, non-refundable $35.0 million payment received from Roche Diagnostics.  Excluding the proceeds received from Roche Diagnostics, net cash and investments used during the period reflects cash used of $15.1 million.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its third  quarter 2013 results today at 4:30pm Eastern Time / 1:30pm Pacific Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330.  The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Sequencing technology, the company's products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s backlog and future revenue implied by such backlog. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Quarterly Report on Form 10-Q,  and include those listed under the caption “Risk Factors.” The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarters Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Revenue:
Product revenue	$5,814	$4,601	$1,268
Service and other revenue	1,607	1,447	1,283
Grant revenue	—	—	225
Total revenue	7,421	6,048	2,776
Cost of revenue:
Cost of product revenue	4,616	3,322	960
Cost of service and other revenue	1,564	1,667	1,626
Total cost of revenue	6,180	4,989	2,586
Gross profit	1,241	1,059	190
Operating expense:
Research and development	10,419	11,682	12,626
Sales, general and administrative	10,757	9,374	10,143
Total operating expense	21,176	21,056	22,769
Operating loss	(19,935)	(19,997)	(22,579)
Interest expense	(686)	(673)	(68)
Other income (expense), net	134	199	(82)
Net loss	$(20,487)	$(20,471)	$(22,729)
Basic and diluted net loss per share	$(0.31)	$(0.33)	$(0.41)
Shares used in computing basic and diluted net loss per share	65,523	61,922	55,877

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Year to Date
	September 30,	September 30,
	2013	2012
Revenue:
Product revenue	$14,248	$15,810
Service and other revenue	4,528	3,620
Grant revenue	272	675
Total revenue	19,048	20,105
Cost of Revenue:
Cost of product revenue	11,138	14,949
Cost of service and other revenue	4,680	4,843
Total cost of revenue	15,818	19,792
Gross profit	3,230	313
Operating Expense:
Research and development	34,084	35,971
Sales, general and administrative	29,685	36,986
Total operating expense	63,769	72,957
Operating loss	(60,539)	(72,644)
Interest expense	(1,785)	(207)
Other income (expense), net	262	55
Net loss	$(62,062)	$(72,796)
Basic and diluted net loss per share	$(1.01)	$(1.31)
Shares used in computing basic and diluted net loss per share	61,636	55,582

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	June 30,	December 31,
	2013	2013	2012
Assets
Cash and investments	$126,936	$106,968	$100,580
Accounts receivable	3,814	4,104	2,822
Inventory	9,819	10,283	9,592
Prepaid and other current assets	1,194	759	2,006
Property and equipment	10,544	11,655	14,329
Other long-term Assets	493	508	354
Total Assets	$152,800	$134,277	$129,683

Liabilities and Stockholders' Equity
Accounts payable	$3,413	$2,605	$2,988
Accrued and other current liabilities	8,707	9,141	8,377
Deferred revenue	4,234	4,081	4,178
Deferred development revenue	35,000	—	—
Facility financing and other non-current liabilities	3,836	4,151	4,758
Financing Derivative	894	894	—
Notes Payable	13,173	13,007	—
Stockholders' equity	83,543	100,398	109,382
Total Liabilities and Stockholders' Equity	$152,800	$134,277	$129,683